UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 25, 2011

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01. Other Events

Impairment of Goodwill Associated with GridSense

In connection with Acorn Energy, Inc.’s (the “Company”) annual goodwill impairment analysis and testing for fiscal year 2010, management has determined that an  impairment of the Company’s goodwill related to its GridSense subsidiary will be taken effective December 31, 2010.  The Company estimates the pre-tax, non-cash charges relating to the impairment of goodwill will be approximately $1.2 million.  Such impairment charges are not expected to result in future cash expenditures.

Increase in Sales Price of 8,000 Shares Sold to an Executive Officer and a Director

The Company has entered into amended subscription agreements with an executive officer and a director of the Company who purchased 3,000 and 5,000 shares, respectively, as part of the Company’s registered offering of 1,150,000 shares of Acorn Common Stock at a price of $3.50 per share in December 2010. Under the amended subscription agreements, the sale price to both the executive officer and the director was increased by $0.20 per share to $3.70 per share (which was the closing consolidated bid price for the Common Stock on December 17, 2010), an aggregate increase of $1,600, which has been received by the Company.

The amendment and increase in the sales price was done to bring the transaction into compliance with Nasdaq Rule 5635(c) and relevant Staff interpretations under which any  issuance to officers, directors, employees or consultants in a “private placement” at a discount to the most recent consolidated closing bid price is considered “equity compensation”, requiring shareholder approval. On January 20, 2010, the Company received a letter from the Nasdaq Staff noting both the noncompliance associated with the sale of the 8,000 shares as originally priced and the Company’s action to bring the transaction into compliance, and stating that the matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 25th day of January, 2011.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name: Joe B. Cogdell, Jr.
Title: Vice President, General Counsel & Secretary